Exhibit 10.83

EXECUTIVE COMPENSATION PROGRAM

FOR

RODERICK C. MCGEARY

PROGRAM DESCRIPTION

NOVEMBER 19, 2004

THIS PROGRAM DESCRIPTION DOES NOT CREATE A CONTRACT OF EMPLOYMENT FOR ANY FIXED

DURATION. EMPLOYMENT WITH BEARINGPOINT IS, AND REMAINS, “AT-WILL”.

PROGRAM DESCRIPTION

Effective as of November 10, 2004, BearingPoint has implemented a compensation program for Roderick C. McGeary, its Chairman and Chief Executive Officer. Under the terms and provisions of this program, Mr. McGeary will be eligible to receive the following:

•	Base cash compensation to be paid on a bi-monthly basis

•	Variable cash compensation tied to achievement of specific financial and management performance goals

•	Long-term incentive compensation in the form of a stock option grant

Further descriptions and terms of each of the noted forms of compensation follow.

BASE COMPENSATION

Mr. McGeary will receive base cash compensation at an annual rate of $750,000.

VARIABLE CASH COMPENSATION

Mr. McGeary will be eligible for variable cash compensation based on the achievement of specific performance goals. For 2004, the performance goals will consist solely of management performance goals. For 2005, the performance goals will consist of a financial performance goal – Earnings Per Share of the Company – and management performance goals. Mr. McGeary’s targeted annual bonus amount will be 100% of his base cash compensation. The actual bonus Mr. McGeary receives will be determined, first, by calculating his target bonus payout based on achievement of the financial performance goal as set forth below, and then adjusting this amount by a factor ranging from 0 to 1.3 times his target bonus payout based on the Compensation Committee’s evaluation of his achievement of the management performance goals set forth below.

I. 2004 Bonus

For 2004, Mr. McGeary will receive variable cash compensation prorated beginning on November 10, 2004. The actual bonus payout will be based on the Compensation Committee’s evaluation of his achievement of the following management performance goals:

•	Retention of key employees

•	Supporting the CEO search

•	Developing an FY05 operating plan that meets Board objectives

•	Developing compensation plans that meet Compensation Committee objectives

II. 2005 Bonus

For 2005, Mr. McGeary will receive variable cash compensation that is payable upon the earliest of (i) the appointment of a new Chief Executive Officer, (ii) a Change of Control of the Company or (iii) the end of the fiscal year. If a new Chief Executive Officer is appointed or a Change of Control occurs before the end of the fiscal year, the bonus will be prorated.

•	Financial performance goal – Mr. McGeary’s target bonus payout will be at the annual rate of 100% of his base cash compensation. The target bonus will be based on the Company achieving Earnings Per Share goals that will be established by the Board of Directors for each quarter of 2005. The bonus will be increased by 3% of the target bonus for every 1% by which Earnings Per Share exceeds targeted Earnings Per Share. The bonus will be decreased by 3% of the target bonus for every 1% by which Earnings Per Share falls short of targeted Earnings Per Share. No bonus will be paid if Earnings Per Share is less than 85% of targeted Earnings Per Share. By way of illustration, target bonus payouts as a percentage of base cash compensation will be as follows:

•	Less than 85% achievement of EPS—No bonus.

•	85% achievement of EPS – 55% of target bonus.

•	100% achievement of EPS – 100% of target bonus.

•	115% achievement of EPS – 145% of target bonus.

•	Management performance goals – In addition to any other goals that may be established by the Compensation Committee, the management performance goals for 2005 will include:

•	Identifying the new CEO as promptly as reasonably practical

•	Enhancing the senior management team as appropriate

•	Implementing the new compensation program in accordance with Compensation Committee objectives

LONG-TERM INCENTIVE COMPENSATION

Mr. McGeary will receive a non-qualified stock option grant with the following terms:

•	Number of option shares – 450,000

•	Option exercise price - $9.00

•	Vesting – One-third of the options vest on November 10 in each of 2005-2007

•	Accelerated vesting

•	50% of the options vest upon the appointment of a new Chief Executive Officer, with the remaining 50% of the options vesting on the first anniversary of the appointment of the new Chief Executive Officer

•	All options vest upon a Change of Control of the Company, as defined in the Company’s standard option agreement

•	All other terms will be in accordance with the Company’s standard option agreement.

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